___________________________________________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 2, 2012

FUELSTREAM, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	333-14477	87-0561426
(State of Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

510 Shotgun Road, Suite 110 Fort Lauderdale, Florida		33326
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (954) 423-5345

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-k filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 3.02 Unregistered Sales of Equity Securities

On October 2, 2012, Fuelstream, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “SPA”) with an accredited investor (the “Investor”), the nature and purpose of which is to provide up to $423,000 in financing to the Company in exchange for certain 3-year convertible debentures of the Company (collectively, the “Debentures”) in the aggregate principal amount of $470,000, bearing interest at 6% per annum, together with restricted shares of common stock of the Company with a value of up to $47,000. In addition, the Company will pay the Investor a fee consisting of $10,000 and 15,000 shares of restricted common stock in connection with the Investor’s due diligence review of the Company, and reimburse the Investor for $10,000 in legal fees incurred by the Investor. Pursuant to the SPA, the Company is required to file a registration statement (“Registration Statement”) with the Securities and Exchange Commission (“SEC”).

The first of the Debentures, with an aggregate principal amount of $120,000, was issued on October 2, 2012. Additional debentures, with a principal amount not exceeding $350,000 in the aggregate, may be issued by the Company upon: (i) the filing of the Registration Statement with the SEC, and (ii) the SEC declaring the Registration Statement to be effective. Each of the Debentures, if not redeemed by the Company, is convertible, in whole or in part, into shares of common stock at either 60% or 75% (depending on the debenture) of the lowest closing bid price of the Company’s shares for the 20 trading days prior to such conversion. The Debentures are redeemable by the Company at 120%-140% of the principal amount, depending on the date of redemption, together with interest as accrued.

No solicitation was made and no underwriting discounts were given or paid in connection with these transactions. The Company believes that the issuance of the shares as described above was exempt from registration with the Securities and Exchange Commission pursuant to Section 4(2) of the Securities Act of 1933.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fuelstream, Inc.

Date: October 9, 2012	By:	/s/ John Thomas
John Thomas President